EXHIBIT 99.1


          AVANT Restructures Organization to Focus Resources on Core Programs and Operations


    NEEDHAM, Mass.--(BUSINESS WIRE)--April 16, 2007--AVANT
Immunotherapeutics, Inc. (NASDAQ: AVAN) today announced that it has initiated planned restructuring activities to reduce ongoing operational costs, following an extensive review of its operations and cost structure. The restructuring aims to increase the focus of AVANT's resources upon key programs and core operational capabilities and lower the Company's overall cost structure.

    "AVANT and its dedicated employees have made tremendous contributions to pioneering vaccine research and the development of important new vaccines that are being used today," said Una S. Ryan, AVANT's president and chief executive officer. "This restructuring, while painful, is important so we can focus our resources on those programs that can create the greatest value for us."

    The Company will concentrate its focus on building an enhanced portfolio of viral and bacterial vaccines for global heath and travelers around the Company's core technologies, as well as its unique development and manufacturing capabilities. AVANT will continue to support its key partners in their development programs, but will no longer invest in biodefense R&D activities or support further clinical trials of its CETi and TP-10 programs.

    The restructuring, which will be implemented over the next few months, will result in a workforce reduction of approximately 30%. AVANT expects to reduce its overall cost structure by approximately 18% over the next two years. AVANT anticipates that it will exit from its St. Louis-based research facility later this year and move all essential research activities to its Needham, MA headquarters.

    AVANT estimates that it will incur cash restructuring costs of approximately $1 million, most of which will be reflected in its operating results in the second and third quarters of 2007. The Company has not determined if it will incur any contract termination or non-cash impairment charges in connection with the restructuring.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and four of AVANT's products are in clinical development. AVANT's pipeline includes products for travelers' vaccines, global health, and pandemic flu needs based on AVANT's oral, rapid-protecting, single-dose and temperature stable vaccine technology.

    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:
http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other any other microbes used as bioweapons and other disease causing agents; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine, VLPs and other products and AVANT's expectations regarding market growth; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine and other products; (6) the ability of AVANT to manage multiple late stage clinical trials for a variety of product candidates; (7) our expectations regarding our technological capabilities and expanding our focus to broader markets for vaccines; (8) our expectations regarding the cost of funding our development partnership with Select Vaccines Limited for the influenza vaccine, the opportunity to extend to other disease targets, and AVANT's ability to develop products through this collaboration; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers and partners; (11) the timing, cost and uncertainty of obtaining regulatory approvals; (12) the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors; (13) the ability to retain certain members of management;(14) AVANT's expectations regarding research and development expenses and general and administrative expenses; (15) AVANT's expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Glaxo), revenues and expenses, including infrastructure expenses; (16) our belief regarding the validity of our patents and potential litigation; and (17) certain other factors that might cause AVANT's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and Management's Discussion and Analysis of

    Financial Condition and Results of Operations" in each of AVANT's Annual Report on Form 10-K, its Quarterly Reports on Form 8-K, as well as those described in AVANT's other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net